PROSPECTUS Dated January 24, 2001                  Pricing Supplement No. 51 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-47576
Dated January 24, 2001                                          August 17, 2001
                                                                 Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                            -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:            $25,000,000

Maturity Date:               December 1, 2006

Interest Accrual Date:       August 22, 2001

Interest Payment Dates:      Each March 1, June 1, September 1 and December 1,
                             commencing December 1, 2001

Initial Interest Rate:       To be determined two London banking days prior
                             to the original issue date

Base Rate:                   LIBOR

Index Maturity:              3 months

Spread
   (Plus or Minus):          Plus 0.22% per annum

Spread Multiplier:           N/A

Index Currency:              U.S. dollars

Interest Payment Period:     Quarterly; provided that the first interest
                             payment period will extend from and including the original issue date to but excluding the interest payment date scheduled to occur on December 1, 2001.

Specified Currency:          U.S. dollars

Settlement Date
   (Original Issue Date):    August 22, 2001

Issue Price:                 100%

Initial Interest Reset
   Date:                     December 1, 2001

Interest Reset Dates:        Same as interest payment dates

Interest Reset Period:       Quarterly

Interest Determination
   Dates: The second London banking day prior to each interest reset date

Reporting Service:           Telerate Page 3750

Book Entry Note or
   Certificated Note:        Book Entry Note

Senior Note or
   Subordinated Note:        Senior Note

Business Day:                New York

Agent:                       Morgan Stanley & Co. Incorporated

Calculation Agent:           The Chase Manhattan Bank

Minimum Denomination:        $1,000

CUSIP:                       61745ERT0

Other Provisions:            None


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY